DESCRIPTION OF REGISTRANT’S SECURITIES

General
The following is a summary of certain material information concerning Alexander & Baldwin, Inc.’s capital stock. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the Hawaii Business Corporation Act (the “HBCA”) as it may be amended from time to time, and to the terms of our articles of incorporation and bylaws, as each may be amended from time to time. As used in this “Description of Capital Stock,” the terms “A&B,” the “Company”, “we,” “our” and “us” refer to Alexander & Baldwin, Inc. and do not, unless otherwise specified, include our subsidiaries.
Our articles of incorporation authorizes A&B to issue up to 225,000,000 shares of common stock, without par value, and 22,500,000 shares of preferred stock, without par value.
Common Stock
Dividends
The holders of outstanding shares of our common stock are entitled to ratably receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors may determine from time to time, subject to any preferential rights of holders of any outstanding shares of preferred stock and any other class or series of stock having preference over the common stock as to dividends.
Voting Rights
The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.
There are no cumulative voting rights. Shareholders entitled to vote at a meeting of shareholders may vote by proxy.
Other Rights
Upon our liquidation, dissolution or winding-up, voluntary or involuntary, the holders of our common stock are entitled to share ratably in all of our assets available for distribution to our shareholders, after payment or provision for payment of A&B’s debts and other liabilities and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them.
No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or any other of our securities. There are no subscription rights, conversion rights or sinking fund provisions applicable to our common stock.

Preferred Stock
This section describes the general terms and provisions of preferred stock that we are authorized to issue. We will file a copy of the certificate of amendment to our articles of incorporation that contains the terms of each new series of preferred stock with the Director of Commerce and Consumer Affairs of Hawaii and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions.
The Board has the authority, without action by our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences, limitations and privileges (including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences) of each series of preferred stock, which may be greater than or senior to the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects of the issuance of any shares of our preferred stock upon the rights of holders of our common stock might include, among other things:
•restricting dividends on our common stock,
•diluting the voting power of our common stock,
•impairing the liquidation rights of our common stock, and
•delaying or preventing a change in control without further action by our shareholders.
Restrictions on Ownership and Transfer
To qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”), not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made). In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). To satisfy these and other requirements, our articles of incorporation contain standard REIT provisions limiting the ownership and restricting the transfer of shares of our capital stock.
The relevant sections of our articles of incorporation provide that, subject to the exceptions and the constructive ownership rules described below, no “person” (as defined in our articles of incorporation) may beneficially or constructively own, or be deemed to beneficially or constructively own by virtue of the attribution rules in the Code, more than 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock (which restriction we refer to as the “common stock ownership limit”), or 9.8% in aggregate value of the outstanding shares of all classes and series of our capital stock, including our common stock and preferred stock (which restriction we refer to as the “aggregate stock ownership limit”). We refer to these restrictions together as the “ownership limits.”
The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of our outstanding capital stock or less than 9.8% in value or number of shares of our outstanding shares of common stock (including through the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of our outstanding capital stock or 9.8% in value or number of shares of our outstanding shares of common stock. The number and value of our outstanding shares of capital stock (or any class or series thereof) beneficially or constructively owned by any individual or entity shall be determined by the board of directors, whose determination shall be binding and conclusive.
In addition to the ownership limits described above, our articles of incorporation prohibit any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under section 856(h) of the Code (ii) transferring shares of our capital stock if such transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution) our capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); (iii) beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would cause us to own, beneficially or constructively, more than a 9.9% interest (as set forth in section 856(d)(2)(B) of the Code) in a tenant of our real property; (iv) beneficially or constructively owning shares of our capital stock if such ownership would result in our failing to qualify as a REIT; and (v) beneficially or constructively owning shares of stock to the extent such beneficial ownership of stock would result in us failing to qualify as a “domestically controlled qualified investment entity” within the meaning of section 897(h) of the Code.
The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT.
Our board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other limits on the ownership of our capital stock described above, and may establish a different limit on ownership for any such person. However, our board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of our capital stock will not jeopardize our ability to qualify as a REIT under the Code and must agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits or the other limits on ownership of our capital stock described above) will result in the shares of capital stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or IRS ruling satisfactory to the board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or a different limit on ownership.
In connection with the waiver of the ownership limits or at any other time, our board of directors may, in its sole discretion, from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in our articles of incorporation, result in us being “closely held” within the meaning of section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of the total outstanding shares of our common stock or of the total outstanding shares of all classes and series of our capital stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s percentage of total outstanding shares of our common stock or of the total outstanding shares of all classes and series of our capital stock, as applicable, equals or falls below the decreased ownership limits. However, any further acquisition of shares of our common stock or capital stock, as applicable, in excess of such percentage ownership of the total outstanding shares of our common stock or of the total outstanding shares of all classes and series of our capital stock would be in violation of the ownership limits.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate the foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request to determine the effect, if any, of such transfer on our qualification as a REIT and to ensure compliance with the ownership limits.
Pursuant to our articles of incorporation, if there is any purported transfer of our capital stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to our capital stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the “purported transferee.” No purported transferee shall acquire any rights in such shares, and any dividend or other distribution paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. Our articles of incorporation also provide for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in our articles of incorporation, then the transfer of the excess shares will be automatically void and of no force or effect.
Shares of our capital stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (for example, in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary of the trust in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any dividends or other distributions that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares at the time of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any dividends or other distributions that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions held by the trustee with respect to such stock.
In addition, if prior to discovery by us that shares of our capital stock have been transferred to a trust as provided above, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.
The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our articles of incorporation. The trustee also will be entitled to reasonable compensation for services provided as determined by agreement between the trustee and us, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.
The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares held in trust. Subject to the HBCA, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion (i) to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.
In addition to the foregoing, if our board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of our capital stock set forth in our articles of incorporation, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing us to repurchase shares of our capital stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
All certificates representing shares of capital stock, if any, will bear legends describing the ownership limitations and transfer restrictions applicable to such shares. These ownership limitations and transfer restrictions could delay, deter or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of the shareholders.
Within 30 days after the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of our capital stock must, upon request, provide us written notice of the person’s name and address, the number of shares of each class and series of our capital stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of our capital stock, and any person who is holding shares of our capital stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Anti-Takeover Effects of Provisions of the Articles of Incorporation, Bylaws and Other Agreements
Certain provisions of Hawaii law, our articles of incorporation and bylaws summarized below may have an anti-takeover effect and may delay, deter or prevent unsolicited acquisitions or changes of control of A&B including transactions that might result in a premium being paid over the market price for shares of our common stock or that some shareholders might otherwise consider to be in their best interests.
Unanimous Shareholder Action by Written Consent; Special Meetings
Any action required or permitted to be taken by our shareholders must be effected at a duly called annual or special meeting of our shareholders or, as provided in Section 414-124 of the HBCA, by unanimous written consent in lieu of a meeting. Further, our bylaws provide that special meetings may be called only by (i) the Chairman of the board of directors, if appointed, the President or a majority of the directors then in office or (ii) the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting if such holders sign, date and deliver to our Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. The right of shareholders to call a special meeting is subject to certain procedural and informational requirements that are intended to facilitate A&B and shareholders receiving basic information about the special meeting and to ensure, among other things, that the special meeting is not duplicative of matters that were or, in the near term, could be covered at an annual meeting.
Certain Provisions of the HBCA and Other Hawaii Statutes
As a Hawaii corporation, we are governed by the HBCA and more broadly the Hawaii Revised Statutes (the “HRS”). The provisions of the HRS summarized below may delay, deter or prevent unsolicited acquisitions or changes of control of A&B, including transactions that might result in a premium being paid over the market price for shares of our common stock or that some shareholders might otherwise consider to be in their best interests.
Control Share Acquisitions.
Under Chapter 414E of the HRS, a person who proposes to make a “control share acquisition” in an “issuing public corporation” must obtain approval of the acquisition, in the manner specified in Chapter 414E of the HRS, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, exclusive of the shares beneficially owned by the acquiring person, and must consummate the proposed control share acquisition within 180 days after shareholder approval. If a control share acquisition is made without the requisite shareholder approval, the statute provides that (i) the shares acquired may not be voted for a period of one year from the date of acquisition and (ii) the shares will be nontransferable on the corporation’s books for one year after acquisition and the corporation, during the one-year period, has the right to call the shares for redemption either at the price at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ended prior to the date of the call for redemption.
Under Chapter 414E of the HRS, “control share acquisition” means, subject to specified exceptions, the acquisition of shares of an issuing public corporation resulting in beneficial ownership of the acquiring person of one of the following ranges of voting power in the election of directors:
•At least ten percent but less than twenty percent;
•At least twenty percent but less than thirty percent;
•At least thirty percent but less than forty percent;
•At least forty percent but less than a majority; or
•At least a majority.
Acquisitions that are approved by resolution of the board of directors before the acquisition occurs and acquisitions that the board of directors of the issuing public corporation determines, by resolution before the acquisition occurs, does not constitute a control share acquisition are not subject to the foregoing requirements.
An “issuing public corporation” means a corporation incorporated in Hawaii which has (i) 100 or more shareholders and (ii) its principal place of business or its principal office in Hawaii, or that has substantial assets located in Hawaii.
Corporate Take-Overs.
Chapter 417E of the HRS, the Hawaii Corporate Take-Overs Act (the “HCTA”), generally applies to take-over offers made to residents of the State of Hawaii in cases where the offeror would become the beneficial owner of more than 10% of any class of equity securities of a target company, or where an offeror that already owns more than 10% of any class of equity securities of the target company would increase its beneficial ownership by more than 5% (subject to certain exceptions). Under the HCTA, no offeror may acquire from any Hawaii resident equity securities of a target company at any time within two years following the last purchase of securities pursuant to a take-over offer with respect to the same class of securities, including but not limited to acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless the holders of the equity securities are afforded, at the time of the acquisition, a reasonable opportunity to dispose of the securities to the offeror upon substantially equivalent terms as those provided in the earlier take-over offer. The HCTA requires that any person making a take-over offer file a registration statement with the Hawaii Commissioner of Securities and comply with certain other procedural requirements.
A “take-over offer” is an offer to acquire any equity securities of a target company from a Hawaii resident pursuant to a tender offer or request or invitation for tenders.
A “target company” is an issuer of publicly traded equity securities that is organized under the laws of the State of Hawaii or has at least 20% of its equity securities beneficially held by Hawaii residents and has substantial assets in Hawaii.
The HCTA does not apply if the offer has been approved in writing by the board of directors of the target company, if the offeror is the issuer of the securities, if the offeror does not acquire more than 2% of any class of equity securities of the issuer during the preceding 12 month period, or if the offer involves an exchange of securities that is registered or exempt from registration under the HCTA.
Transfer Agent and Registrar
The transfer agent and registrar for A&B common stock is Computershare Shareowner Services LLC.
NYSE Listing
Our common stock is listed on the New York Stock Exchange under the ticker symbol “ALEX.”